EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                   CONTACT: JIM HARTMAN
                                                                 MEDAMICUS, INC.
                                                                 (763) 577-2212

APRIL 15, 2003

                     MEDAMICUS REPORTS FIRST QUARTER RESULTS
              COMPANY RECORDS GAINS IN SALES AND INCOME FOR QUARTER

         MINNEAPOLIS--Medamicus, Inc. (NasdaqSC: MEDM) reported an 8.6 percent increase in revenues to $4,667,000 for the first quarter ended March 31, 2003, compared to $4,299,000 for the same quarter in 2002. The Company also reported net income of $632,000 or $.13 per diluted share for the first quarter, an increase of 6.0 percent when compared to $597,000, or $.12 per diluted share in the first quarter of 2002.

         "We are very pleased with our first quarter revenue and earnings as we generated a 44 percent increase in sales of our core introducer product line compared to a year ago which more than replaced the decline in advanced delivery sales caused by Medtronic's vertical integration of its left ventricle lead delivery system," said James D. Hartman, president and CEO. "Sales of our core introducer product line increased in the first quarter of 2003 to $3.5 million compared to $2.4 million in the first quarter of 2002. The growth represented broad-based increases from a variety of new and existing customers as we continue to solidify our position as the market leader in venous introducer products. We are now operating at a unit run rate of nearly 1,600,000 introducers per year, compared to an annual run rate of 400,000 units at the beginning of 2001.

         "We generated $148,000 in safety needle sales in the first quarter compared to just $33,000 a year ago," Hartman said. "With the launch of the safety needle into Medtronic kits for U.S. distribution starting in the second quarter, and the encouraging dialogue with other companies testing the safety needle, we are optimistic that safety needles are beginning to gain attention with our customers as well as at the hospital level," Hartman added.

         "Sales of advanced delivery system procedural kits and related products totaled $550,000 in the quarter compared to slightly less than $1,500,000 in last year's first quarter, a decline of $950,000," Hartman continued. "Most of the sales in this category were to Medtronic, and as reported a year ago, Medtronic has transitioned packaging of the next generation of the left ventricle lead delivery procedural kits to its own facility. Despite this significant decline in sales, we were able to grow our overall revenue by focusing on new customers and new products."

         "One of the more important new products for the remainder of 2003 is our valved, peelable introducer, the FlowGuardTM, which we expect to begin shipping in the second quarter," Hartman continued. "This product is designed to minimize the possibility of air embolisms and reduce blood loss from the access site. While we ultimately plan to offer the valve on most of our introducers, it is an especially attractive product for chronic hemo-dialysis catheter procedures in which the large introducer size increases the possibility of the patient experiencing an air embolism, a potentially life-threatening event. We have completed a series of clinical procedures with very positive results. We are encouraged by several physicians' assessments that this uniquely designed product could become the standard of care in the 500,000-unit per year chronic dialysis market. We anticipate that in the third quarter we will adapt our design to smaller introducer sizes for use in implantable port procedures as well as pacing lead implants."

         "Our gross margins were 44.5 percent, about one and one-half percentage points less than one year ago," Hartman added. "The primary challenge we encountered during the quarter was typical ramp-up issues associated with our automated safety needle assembly equipment, that caused us to manually assemble a large number of needles in order to meet the scheduled launch of the safety needle in Medtronic kits. Our engineers believe we are close to rectifying the issues with the automation equipment," Hartman said.

         "While sales increased by 8.6 percent over the first quarter of last year, our overall operating expenses including research and development costs, sales and marketing expenses, and general and administrative activities increased by only 5.8 percent," Hartman continued. "Expense management remains an important part of our overall strategy. Our cash resources remain at over $6,000,000 after paying our 2002 income taxes and the 2003 first quarter estimate," Hartman concluded.

         As announced earlier, the Company will hold a conference call to further discuss the first quarter 2003 results and to discuss expectations for future periods this afternoon at 1:30 CDT. Interested parties may participate in the call by dialing 1-877-316-4801. A recording of the call will be available for one week by dialing 1-800-642-1687 and referencing ID # 9608576.


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         The Company also announced that its annual shareholder meeting will be held at the Radisson Hotel and Conference Center located at 3131 Campus Drive in Plymouth, Minnesota on April 24, 2003, commencing at 3:45 P.M.

         Medamicus, Inc., based in Plymouth, Minnesota, is a medical products company engaged in the design, development, manufacture and marketing of percutaneous delivery systems. Its products include venous vessel introducers, safety needles and other disposable delivery products for use in the implantation of pacemakers, defibrillators, catheters and infusion ports sold through OEM relationships with other medical device companies.

         This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein. All forward-looking statements involve risks and uncertainties. A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2002. Among the factors that could cause results to differ materially are the following: the Company's dependence upon a limited number of key customers for its revenue; the Company's dependence upon licensing agreements with third parties for the technology underlying some of its products, especially the safety needle; the ability of the Company to negotiate and enter into safety needle supply agreements with major medical device companies and the ability of the Company and these customers to achieve market acceptance of the safety needle; the Company's ability to effectively manufacture its safety needle using its automated safety needle assembly equipment in anticipated required quantities; the Company's ability to successfully manufacture and introduce its FlowGuard valved peelable introducer; the Company's ability to develop or acquire new products to increase its revenues; the Company's ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and the Company's ability to raise capital. All forward-looking statements of the Company, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. In addition, the Company disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

                                 BALANCE SHEETS

                                              UNAUDITED         AUDITED(1)
ASSETS                                        03/31/03           12/31/02
                                            -------------     -------------
     Cash and cash equivalents              $  6,370,692      $  7,304,362
     Inventory, receivables and prepaids       4,570,553         4,395,861
     Property, plant and equipment, net        5,152,735         4,947,354
     Other assets                              1,871,097         1,923,428
---------------------------------------------------------     -------------
TOTAL ASSETS                                $ 17,965,077      $ 18,571,005
---------------------------------------------------------     -------------

LIABILITIES & SHAREHOLDERS' EQUITY
     Current liabilities                    $  1,609,158      $  2,842,575
     Long-term liabilities                       283,796           300,518
     Shareholders' equity                     16,072,123        15,427,912
---------------------------------------------------------     -------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY    $ 17,965,077      $ 18,571,005
---------------------------------------------------------     -------------

(1) Derived from Audited Balance Sheet at 12/31/02.


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                            STATEMENTS OF OPERATIONS

                                                  THREE MONTHS ENDED
                                               UNAUDITED       UNAUDITED
                                                03/31/03        03/31/02
                                             ===========================
Sales                                        $ 4,667,323     $ 4,298,683
Cost of sales                                  2,596,681       2,329,984
------------------------------------------------------------------------
GROSS PROFIT                                   2,070,642       1,968,699
------------------------------------------------------------------------

OPERATING EXPENSES:
     Research and development                    358,000         412,299
     Selling, general and administrative         719,326         606,270
     Other (income) expense                      (10,460)        (13,624)
------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                       1,066,866       1,004,945
------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                     1,003,776         963,754
     Income tax expense                         (371,397)       (366,988)
------------------------------------------------------------------------
NET INCOME                                   $   632,379     $   596,766
------------------------------------------------------------------------

EARNINGS PER SHARE
     Basic                                   $      0.13     $      0.13
     Diluted                                 $      0.13     $      0.12

WTD AVERAGE COMMON SHARES OUTSTANDING
     Basic                                     4,727,944       4,686,300
     Diluted                                   4,958,429       4,993,174